AMENDMENT NO. 1
TO THE

SYMETRA MUTUAL FUNDS TRUST

EXPENSE LIMITATION AND MANAGEMENT FEE WAIVER AGREEMENT

This Amendment No. 1 (the “Amendment”) is effective as of April 30, 2013 and is hereby made a part of and incorporated into the Expense Limitation and Management Fee Waiver Agreement dated March 30, 2012 (the “Agreement”), by and between Symetra Investment Management, Inc. (the “Adviser”) and Symetra Mutual Funds Trust (the “Trust”), on behalf of each series of the Trust set forth in Schedules A and B attached hereto (each, a “Fund” and, collectively, the “Funds”).

Intending to be legally bound, the Adviser and the Trust agree to amend the Agreement as follows:

1.	Pursuant to Section 4 of the Agreement, the term of the Agreement is extended to May 31, 2014; and
2.	Schedules A and B to the Agreement are deleted in their entirety and replaced with amended Schedules A and B attached hereto, reflecting the new term and the current list of Funds.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date written above.

SYMETRA MUTUAL FUNDS TRUST

By:      /s/ Gregory J. Lyons
Name: Gregory J. Lyons
Title:   Vice President

 SYMETRA INVESTMENT MANAGEMENT, INC.

By:  /s/ Daniel R. Guilbert
Name:  Daniel R. Guilbert
Title:    President

Schedule A

Operating Expense Limits

Fund	Maximum Annual Other Expenses Limit	Expiration of Term of Agreement
Symetra DoubleLine Total Return Fund	0.13%	May 31, 2014
Symetra DoubleLine Emerging Markets Income Fund	0.13%	May 31, 2014
Symetra Yacktman Focused Fund	0.12%	May 31, 2014

Schedule B

Effective Management Fees After Waiver

Fund	Effective Management Fee After Waiver of 0.05%	Expiration of Term of Agreement
Symetra DoubleLine Total Return Fund	0.50%	May 31, 2014
Symetra DoubleLine Emerging Markets Income Fund	0.85%	May 31, 2014
Symetra Yacktman Focused Fund	0.95%	May 31, 2014